CONSENT OF
STEPHENS INC.

Board of Directors
Traffix, Inc.
One Blue Hill Plaza
Pearl River, NY 10965

We hereby consent to the use of our opinion letter dated September 26, 2007 to the Special Committee of the Board of Directors of Traffix, Inc.(“Traffix”) included as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of New Motion and Traffix Inc., and to references to such opinion in such Proxy Statement/Prospectus under the captions “Summary—The Merger - Opinion of Financial Advisor to Traffix” and “The Merger—Opinion of Financial Advisor to the Traffix Special Committee—Stephens Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

STEPHENS INC.

Little Rock, AR
November 2, 2007